 Exhibit 99.1

Enservco Receives Letter of Non-Compliance from NYSE American Related to Low Share Price

DENVER, CO – November 12, 2019 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has received notification from the NYSE American LLC (the “NYSE American”) indicating that the NYSE American has determined it has deemed it appropriate for the Company to effect a reverse stock split to address the low selling price of the common stock of the Company. The letter noted that the NYSE American determined that the Company’s common stock has been selling for a low price per share for a substantial period of time and the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock or otherwise demonstrating sustained price improvement no later than May 6, 2020. The Company intends to regain compliance with the listing standards of the NYSE American by undertaking a measure or measures that are for the best interests of the Company and its stockholders.

The Company’s common stock will continue to be listed on the NYSE American while it seeks to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the Company’s ability to regain compliance with the NYSE American’s listing requirements. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com